Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-395-2215

jmills@icrinc.com

CUTERA® REPORTS THIRD QUARTER 2005 RESULTS

—Company Sets New Records for Revenue and Profitability, and Raises Guidance—

Brisbane, California, November 1, 2005 – Cutera, Inc. (Nasdaq: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the third fiscal quarter ended September 30, 2005.

Key financial highlights for third quarter 2005, compared with third quarter 2004, are as follows:

•	Revenue increased by 49% from $12.7 million to $19.0 million

•	Operating margins improved from 9% to 25%

•	Earnings per diluted share climbed from $0.07 to $0.27

•	Cash generated by operations improved from $2.8 million to $6.3 million

Third quarter 2005 revenue was $19.0 million, representing a 49% increase from $12.7 million in revenue recorded in the third quarter of 2004. Net income for the third quarter of 2005 was $3.8 million, or $0.27 per diluted share, compared to net income of $877,000, or $0.07 per diluted share, reported in the same period last year. Cash generated by operations in the third quarter of 2005 was $6.3 million, compared with cash from operations of $2.8 million generated in the third quarter of 2004.

The Company’s revenue for the nine months ended September 30, 2005 was $51.7 million, a 41% increase from $36.5 million in revenue recorded in the same period last year. Net income for the first nine months of 2005 was $8.0 million, or $0.58 per diluted share, compared to net income of $1.7 million, or $0.14 per diluted share, reported in the same period last year. Cash generated by operations in the first nine months of 2005 was $12.8 million, compared with cash from operations of $5.3 million generated in the first nine months of 2004.

Kevin Connors, Cutera’s President and Chief Executive Officer, said, “We are pleased with our strong revenue growth, which we believe is outpacing the healthy growth in our sector. We are also experiencing significantly improved profitability due to the leveraging of our business model. Demand for our multi- application CoolGlide Xeo system, the Titan application, and the Solera platform, remains strong as customers continue to acquire our systems and upgrades to address the increasing consumer demand for non-invasive aesthetic procedures.

We remain committed to aggressively investing in our business to help us continue outpacing our industry’s rapid growth rate. Specifically, we are focused on the following key initiatives, which are yielding measurable returns as proven by our third quarter results: (i) worldwide sales force expansion; (ii) new aesthetic applications and product introductions; and, (iii) marketing to the broad and expanding market of physicians outside of the traditional dermatology and plastic surgery physician specialties, including the emerging medi-spa market. The medi-spa market is comprised of physicians who offer aesthetic treatments in a spa environment.”

Mr. Connors concluded, “In addition to the significant achievements of growing revenue and improved profitability, our balance sheet strengthened further in the third quarter of 2005, as we generated $6.3 million of cash from operations and ended that quarter with $82.2 million in cash and marketable securities- with no debt. This strong financial position, together with the fast paced growth of our Company, strategically positions Cutera as a leading global provider of light-based aesthetic systems.”

Guidance

Management believes that for the fourth quarter of 2005, revenue will be approximately $22.0 million with earnings per diluted share of approximately $0.29. For full year 2005, management is raising revenue guidance to approximately $73.6 million, from $70 million. In addition, management is raising its earnings per diluted share guidance for the full year 2005 to $0.87, from $0.62. The projected increase in earnings per diluted share is primarily attributable to better than expected third quarter 2005 results and a strong outlook for the fourth quarter 2005.

Conference Call

Cutera, Inc. will host a conference call on November 1, 2005, at 2:00 p.m. PST (5:00 p.m. EST) to discuss its third quarter 2005 results. The earnings call will be broadcast live over the internet hosted at the Investor Relations section of the Company’s website at http://www.cutera.com and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-811-8824. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 5:00 p.m. PST on November 1, 2005 through 11:59 p.m. PST on November 15, 2005 by calling 888-203-1112. To access this playback, please enter pass code 2547083.

About Cutera, Inc.

Brisbane, California -based Cutera is a leading provider of laser and other light-based aesthetic systems to the professional aesthetic market. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to broaden its product offerings and its target market, to expand its sales force, to generate increased demand and to increase its market share, as well as Cutera’s financial guidance for the fourth quarter and fiscal year 2005, are forward-looking statements within the meaning of the Safe Harbor. Forward-Looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s third quarter financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Estimates for the fourth quarter of 2005 financial results are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K and 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward–looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

—Financial Tables Follow—

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$4,728	$7,070
Marketable investments	77,488	59,200
Accounts receivable, net	5,331	6,643
Inventory	5,000	3,004
Deferred tax asset	2,284	2,284
Other current assets	1,909	878

Total current assets	96,740	79,079

Property and equipment, net	1,044	1,071
Intangibles, net	502	399

Total assets	$98,286	$80,549

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$1,625	$1,195
Accrued liabilities	8,553	8,194
Deferred revenue	1,427	1,171

Total current liabilities	11,605	10,560

Deferred rent	984	648
Deferred revenue, net of current portion	1,156	833
Non-current portion of deferred tax liability	60	52

Total liabilities	13,805	12,093

Stockholders’ equity:
Common stock	12	11
Additional paid-in capital	71,002	62,738
Deferred stock-based compensation	(2,417)	(2,226)
Retained earnings	15,933	7,942
Other comprehensive loss	(49)	(9)

Total stockholders’ equity	84,481	68,456

Total liabilities and stockholders’ equity	$98,286	$80,549

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenue	$18,950	$12,703	$51,667	$36,548
Cost of revenue(1)	4,746	3,408	13,642	10,454

Gross profit	14,204	9,295	38,025	26,094

Operating expenses:
Sales and marketing	6,151	4,677	17,694	13,578
Research and development	1,275	979	3,692	2,985
General and administrative	1,621	2,171	5,819	6,151
Amortization of stock-based compensation(2)	433	317	1,100	954

Total operating expenses	9,480	8,144	28,305	23,668

Income from operations	4,724	1,151	9,720	2,426
Interest and other income, net	549	198	1,351	255

Income before income taxes	5,273	1,349	11,071	2,681
Provision for income taxes	(1,472)	(472)	(3,080)	(991)

Net income	$3,801	$877	$7,991	$1,690

Net income available to common shareholders used in basic earnings per share earnings per share	$3,801	$877	$7,991	$1,394

Net income per share:
Basic	$0.33	$0.08	$0.70	$0.18

Diluted	$0.27	$0.07	$0.58	$0.14

Weighted-average number of shares used in per share calculations:
Basic	11,661	10,729	11,369	7,863

Diluted	13,924	13,085	13,681	11,922

(1) Cost of revenue includes amortization of stock-based compensation of:	$40	$39	$102	$129

(2) Amortization of stock-based compensation is attributable to the following operating expense categories:
Sales and marketing	71	63	160	211
Research and development	59	105	240	309
General and administrative	303	149	700	434

	433	317	1,100	954

Total amortization of stock-based compensation	$473	$356	$1,202	$1,083

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$7,991	$1,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	503	380
Allowance for doubtful accounts	(296)	102
Change in reserve for excess and obsolete inventory	434	95
Stock-based compensation	1,202	1,083
Change in deferred tax asset	8	(759)
Tax benefits from stock based award activity	3,125	182
Loss on disposal of assets	—	104
Changes in assets and liabilities:
Accounts receivable	1,608	1,172
Inventory	(2,430)	(965)
Other current assets	(1,031)	(34)
Accounts payable	430	16
Accrued liabilities	359	985
Deferred rent	336	536
Deferred revenue	579	714

Net cash provided by operating activities	12,818	5,301

Cash flows from investing activities:
Acquisition of property and equipment	(414)	(652)
Purchase of intangibles	(165)	—
Proceeds from sales of marketable investments	18,294	—
Proceeds from maturities of marketable investments	34,373	—
Purchase of short term investments, net	(70,995)	(6,055)
Change in restricted cash	—	250

Net cash used in investing activities	(18,907)	(6,457)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,747	441
Proceeds from issuance of common stock, net	—	46,336

Net cash provided by financing activities	3,747	46,777

Net (decrease) / increase in cash and cash equivalents	(2,342)	45,621
Cash and cash equivalents at beginning of period	7,070	10,290

Cash and cash equivalents at end of period	$4,728	$55,911

Supplemental disclosure of cash flow information:
Change in deferred stock based compensation, net of terminations	$1,393	$(175)
Conversion of preferred stock to common stock	$—	$7,372